Exhibit 5.2.1

[Letterhead of Davis Wright Tremaine LLP]

August 2, 2010

The McClatchy Company

2100 Q Street,

Sacramento, California 95816

Re:	The McClatchy Company—Local Counsel Opinion for Anchorage Daily News,

Inc. as a Subsidiary Guarantor

Ladies and Gentlemen:

We have acted as special counsel to Anchorage Daily News, Inc., an Alaska corporation (“Guarantor”), and a subsidiary of The McClatchy Company, a Delaware corporation (“Company”), in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $875,000,000 in principal amount of its 11.50% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2017 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by each of the subsidiary guarantors party thereto (each, an “Outstanding Guarantee” and collectively, the “Outstanding Guarantees”). The Registration Statement also covers issuance of the guarantees by each of the subsidiary guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Guarantees” and, together with the Outstanding Guarantees, the “Guarantees”). The Exchange Notes and the Exchange Guarantees to be issued pursuant to the Exchange Offer are collectively referred to herein as the “Securities.” The Outstanding Notes and Outstanding Guarantees were issued, and the Securities will be issued, pursuant to an Indenture, dated as of February 11, 2010 (the “Indenture”) among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

The law covered by the opinions expressed herein is limited to the laws of the State of Alaska.

The McClatchy Company

August 2, 2010

A. Documents and Matters Examined

In connection with this opinion letter, we have examined copies of the following listed documents and such other documents as we have deemed relevant or necessary as the basis for the opinions herein expressed:

A-1 The Indenture;

A-2 Specimens of the certificates representing the Exchange Notes and the Exchange Guarantees, included as exhibits to the Indenture;

A-3 Articles of Incorporation and Bylaws of Guarantor certified by the secretary of Guarantor as of August 2, 2010;

A-4 Unanimous Written Consent Of Sole Stockholder Of Anchorage Daily News, Inc. as of September 26, 2008 amending Guarantor’s Bylaws, certified by the Secretary of Guarantor;

A-5 A certificate from the State of Alaska as to the formation and good standing of Guarantor under the laws of the State of Alaska as of June 2, 2010;

A-6 Written consent adopted by the board of directors of Guarantor as of February 1, 2010, certified by the secretary of Guarantor, relating to the authorization of the execution and delivery by Guarantor of, and the performance by Guarantor of its obligations under the terms of, the Exchange Guarantees;

A-7 Secretary’s certificate certifying the authority and true signatures of the officers of Guarantor authorized to sign all documents executed and delivered in connection with the Registration Statement and certifying as to other factual matters.

B. Assumptions

For purposes of this opinion letter, we have relied on the following assumptions:

B-1 The genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us.

B-2 That (a) the representations and warranties as to factual matters made by the parties to the documents in Section A and pursuant thereto are correct, (b) the representations and warranties made by officers or members of the Guarantor as to factual matters made in the certificates delivered in connection with the documents in Section A are correct; and (c) the parties to the documents in Section A have complied and will comply with their obligations under the those documents.

The McClatchy Company

August 2, 2010

B-3 That value has been received by the Guarantor in consideration of the Exchange Guarantees.

C. Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1 Guarantor is a corporation duly incorporated and validly existing under Alaska law and is in good standing under such laws.

C-2 Guarantor has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Exchange Guarantees and to carry out and perform its obligations under the terms of the Exchange Guarantees.

C-3 All corporate action on the part of Guarantor, its directors, and shareholders necessary for the authorization, execution, and delivery of the Exchange Guarantees, and the performance by Guarantor of its obligations under the Exchange Guarantees, has been taken.

The McClatchy Company

August 2, 2010

D. Exclusions

We express no opinion as to the following:

D-1 The enforceability or legal effect of any provision of the Indenture, Exchange Notes, the Exchange Guarantees, or any of the related transaction documents referenced in this opinion.

D-2 Any matter relating to the laws of any jurisdiction other than the laws of the State of Alaska, as such are in effect on the date of this letter, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws, or other laws of any other nation, state, or jurisdiction or whether the laws of any particular jurisdiction govern any aspect of the Indenture, Exchange Notes, the Exchange Guarantees or any of the related transaction documents referenced in this opinion.

D-3 Compliance or noncompliance (or the effect thereof) with any state or federal securities laws, including, without limitation, the anti-fraud provisions thereof.

* * * * *

This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of that date. In addition, in rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws of the jurisdictions mentioned herein be changed by legislative action, judicial decision, or otherwise.

Very truly yours,

/s/ Davis Wright Tremaine LLP
Davis Wright Tremaine LLP